EXHIBIT 10.27

                 INCENTIVE COMPENSATION PROGRAM FOR FISCAL 1997
                         (MANAGEMENT COMPENSATION PLAN)


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                    INCENTIVE COMPENSATION PROGRAM FOR FY 97
                          FOR EXECUTIVE LEVEL EMPLOYEES

Each executive will have the opportunity to earn incentive compensation as a function of revenue and operating income attainment. The formula based program will allow each participant to earn incentive compensation which approximates 25% of base salary.

Fifty (50%) percent of the incentive pay will be distributed as earned on a quarterly basis, consistent with Numerex's reporting cycles, with the remaining 50% being dependent on full year attainment.

Incentive compensation under this program is based entirely on revenue growth and bottom line performance. This type of sharp focus is essential in a multi-divisional corporation, as it clearly communicates our corporate goals to each executive.

Operating company executives will earn incentive compensation as a function of their respective operating company's performance, not Numerex performance. Numerex executives will be paid based on Numerex's overall performance.

Both the quarterly and annual formulas provide for no bonus payment until 87.5% of plan is attained. From 87.5% to 100%, bonuses are also calculated in a linear fashion. The formula-based approach allows for increased incentive compensation for over achievement.

The approach also permits the development of a negative balance in the "incentive compensation" account, should quarterly performance fail to achieve minimum performance. Negative balances will be carried forward and netted before any subsequent payment is made.